Exhibit 3.298

PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “SCRANTON HOSPITAL COMPANY, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE FOURTEENTH DAY OF JANUARY, A.D. 2011, AT 6:33 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “SCRANTON HOSPITAL COMPANY, LLC”.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
4927796 8100H	AUTHENTICATION:	9120699
111142791	DATE:	10-27-11

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:45 PM 01/14/2011 FILED 06:33 PM 01/14/2011 SRV 110048026 – 4927796 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Scranton Hospital Company, LLC.

•

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington (New Castle County). The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Scranton Hospital Company, LLC this 14th day of January, 2011.

BY:	/s/ Kristie Putman
Authorized Person(s)

NAME:	Kristie Putman, Organizer
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